Exhibit 99.3

U.S. OFFER TO EXCHANGE

All Ordinary Shares, nominal value €1.20 per share, including

Ordinary Shares Represented by American Depositary Shares

of

ENDESA, S.A.

(CUSIP: 29258N 107; ISIN: US29258N1972)

Pursuant to the Prospectus, dated •, 2006

by

GAS NATURAL SDG, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M. NEW YORK CITY TIME (5:00 P.M. MADRID, SPAIN TIME), ON •, 2006, UNLESS THE U.S. OFFER IS EXTENDED.

•, 2006

To our Clients:

Enclosed for your consideration are a prospectus, dated •, 2006 (the “prospectus”) and the related ADS letter of transmittal in connection with the offer by Gas Natural SDG, S.A. (“Gas Natural”), a Spanish sociedad anónima, to exchange: (a) each American Depositary Share (“ADS”) of Endesa, S.A. (“Endesa”), a Spanish sociedad anónima, for an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural and (b) each ordinary share of Endesa for an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural, in each case upon the terms and subject to the conditions set forth in the prospectus, dated •, 2006 (the “prospectus”), and the related ADS letter of transmittal and U.S. form of acceptance (which, as amended or supplemented from time to time, constitute the “U.S. offer”). Terms used in this document to the extent not defined herein shall have the same meaning as in the prospectus.

We are (and our nominee is) the holder of record of Endesa ADSs held by us for your account. A tender of such Endesa ADSs can be made only by us and pursuant to your instructions. The ADS letter of transmittal is furnished to you for your information only and cannot be used to tender Endesa ADSs held by us for your account.

We request instructions as to whether you wish to tender any of or all the Endesa ADSs held by us for your account, pursuant to the terms and conditions set forth in the prospectus.

1. The U.S. offer is an offer by Gas Natural to exchange:

•	For each Endesa ADS, an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural; and

•	For each Endesa ordinary share, an amount in U.S. dollars equivalent, after expenses, to €7.34 in cash and, at the holder’s option, either 0.569 newly issued ordinary shares of Gas Natural or 0.569 newly issued ADSs of Gas Natural.

Holders of Endesa ADSs are not required to make any election, in which case such holders shall automatically receive Gas Natural ADSs. Holders tendering Endesa ADSs who wish to make an election may do so by completing the election part of the ADS letter of transmittal and submitting the properly completed ADS letter of transmittal to The Bank of New York (the “U.S. exchange agent”) prior to the expiration of the U.S. offer. Tendering Endesa ADS holders who have not properly completed and submitted an election prior to that time will receive the standard entitlement, which is comprised of Gas Natural ADSs.

2. The U.S. offer is being made for all outstanding Endesa ADSs and all Endesa ordinary shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act). Gas Natural will, upon the terms and subject to the conditions of the U.S. offer, exchange the Endesa ADSs and Endesa ordinary shares validly tendered and not withdrawn before the expiration date of the U.S. offer. The term “expiration date” means 11:00 a.m. New York City time (5:00 p.m. Madrid, Spain time), on •, 2006 or, if the U.S. offer is extended, the latest time and date at which the U.S. offer, as so extended by Gas Natural, will expire.

3. The U.S. offer, which is open to all holders of Endesa ordinary shares who are located in the United States and to all holders of Endesa ADSs, wherever located, is being made separately from a Spanish offer (the “Spanish offer”), which is open to all holders of Endesa ordinary shares who are located in Spain and to holders of Endesa ordinary shares who are located outside of Spain if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer. Together, the U.S. offer and the Spanish offer (collectively, the “Offers”) are being made for all issued and outstanding Endesa ordinary shares, including Endesa ordinary shares represented by Endesa ADSs. The Offers are being made on substantially similar terms and completion of the Offers is subject to the same conditions, which include, among others, that a minimum of 794,064,088 Endesa ordinary shares, representing 75% of Endesa ordinary shares, including those represented by ADSs, are tendered and not properly withdrawn prior to the expiration date. The U.S. offer is conditioned upon the completion of the Spanish offer, although the Spanish offer is not conditioned upon the completion of the U.S. offer.

4. Although Gas Natural intends to make the offer periods and settlement dates for the U.S. offer and the Spanish offer the same, it is possible that the Spanish offer may be completed prior to the U.S. offer due to requirements of applicable law. Under Spanish law, the maximum acceptance period that Gas Natural may propose for is two months, subject to certain exceptions. Under U.S. law, in the event that Gas Natural makes changes to the terms of the U.S. offer, Gas Natural may be required to distribute additional offering materials and extend the acceptance period for the U.S. offer. In the event that the acceptance period for U.S. offer is extended beyond the expiration of the Spanish offer, holders of Endesa securities participating in the U.S. offer may receive payment after holders of Endesa securities participating in the Spanish offer.

5. Exchange of Endesa ADSs tendered and accepted for exchange pursuant to the U.S. offer will be made only after timely receipt by the U.S. exchange agent of (a) certificates evidencing the tendered Endesa ADSs or a timely book-entry confirmation of a book-entry transfer of such Endesa ADSs into the U.S. exchange agent’s account at the Depository Trust Company pursuant to the procedures set forth in the prospectus under “Part Five — The Exchange — Procedures for Tendering”, (b) a properly completed and duly executed ADS letter of transmittal (or facsimile thereof with an original manual signature), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, as defined in the prospectus under “Part Five — The Exchange — Procedures for Tendering”, and (c) any other documents required by the ADS letter of transmittal.

6. Gas Natural will be deemed to have accepted for exchange all validly tendered and not withdrawn Endesa securities tendered into the U.S. offer at the expiration of the U.S. offer, subject only to the conditions to completion of the Offers. The Spanish Comisión Nacional del Mercado de Valores (“CNMV”) will issue a press release announcing the results of the Offers within approximately five business days after the expiration date of the Offers. On the day that the CNMV issues this press release, the Company will file an English translation via the EDGAR system of the U.S. Securities and Exchange Commission as an amendment to its Schedule TO.

7. The Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) validly tendered and not withdrawn will be recorded at Iberclear (the institution which manages the Spanish clearance and settlement system of the Spanish Stock Exchanges and maintains the central share registry for all listed companies) in favor of Gas Natural. Following expiration of the Offers, Iberclear will block these securities and issue a certificate evidencing such blockage. The Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) so blocked will be deemed delivered for the purposes of Gas Natural’s share capital increase issuing the new Gas Natural ordinary shares. Gas Natural’s Board of Directors will adopt a resolution declaring that Gas Natural’s

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share capital increase has been completed and subscribed by the in-kind contribution of the Endesa ordinary shares (including Endesa ordinary shares represented by ADSs) accepted in the Offers. This resolution must be registered with the Commercial Registry of Barcelona. Upon registration of the share capital increase with the Commercial Registry, the new Gas Natural ordinary shares will be recorded at Iberclear in favor of the holders of Endesa securities who have accepted the Offers and title to such Endesa securities will transfer to Gas Natural. Gas Natural will apply for its new ordinary shares to be listed on the four Spanish Stock Exchanges and its new ADSs to be listed on the New York Stock Exchange. Assuming the conditions to the U.S. offer have been satisfied and after receipt by the depositary (or its local custodian) for Gas Natural’s ADS program of the shares underlying the Gas Natural ADSs, Gas Natural will cause the ADSs representing the Gas Natural ordinary shares to be delivered in settlement of the U.S. offer within approximately 15 business days after the expiration of the U.S. offer.

8. The cash consideration paid to tendering Endesa securities holders will be paid in U.S. dollars converted at a then-current spot exchange rate and distributed, net of expenses, to such holders. Under no circumstances will interest be paid in respect of the exchange of cash and Gas Natural ADSs or ordinary shares for Endesa securities tendered, regardless of any delay in making the exchange.

9. Endesa ADS holders who fail to complete and sign the substitute Form W-9 may be subject to U.S. federal income tax backup withholding at a rate of 28%. See instruction 9 of the ADS letter of transmittal.

If you wish to have us tender any or all of the Endesa ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize to tender your Endesa ADSs, all such Endesa ADSs will be tendered unless otherwise indicated in such instruction form.

PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER ENDESA ADSs ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE U.S. OFFER.

The U.S. offer is made solely by the prospectus and is being made to all U.S. holders of Endesa ordinary shares and all holders of Endesa ADSs. The U.S. offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Endesa ordinary shares and Endesa ADSs in any jurisdiction in which the making or acceptance of the U.S. offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue-sky laws require the U.S. offer to be made by a licensed broker or dealer, the U.S. offer will be deemed made on behalf of Gas Natural by UBS Securities LLC, the dealer- manager for the U.S. offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

An envelope in which to return your instructions to us is enclosed.

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INSTRUCTIONS WITH RESPECT TO THE

U.S. OFFER TO EXCHANGE

All Ordinary Shares, nominal value €1.20 per share including

Ordinary Shares Represented by American Depositary Shares

of

ENDESA, S.A.

Pursuant to the Prospectus, dated •, 2006

by

GAS NATURAL SDG, S.A.

The undersigned acknowledge(s) receipt of your letter enclosing the prospectus, dated •, 2006 (the “prospectus”), and the related ADS letter of transmittal, pursuant to an offer by Gas Natural to acquire all the issued and outstanding Endesa ordinary shares and Endesa ADSs, upon the terms and subject to the conditions in the related ADS letter of transmittal.

This will instruct you to tender the number of Endesa ADSs indicated below (or, if no number is indicated below, all Endesa ADSs) that are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the prospectus and in the related ADS letter of transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Endesa ADSs submitted on my behalf to the U.S. exchange agent will be determined by Gas Natural (which may delegate power in whole or in part to the U.S. exchange agent) and such determination shall be final and binding.

Number of Endesa ADSs to be Tendered*

Election of Securities to be Delivered

In addition to the cash consideration to be delivered in accordance with the prospectus for the tendering of your Endesa ADSs, you will receive, at your option, either (i) all Gas Natural ADSs or (ii) all Gas Natural ordinary shares. Please indicate below whether you are tendering your Endesa ADSs for Gas Natural ordinary shares or ADSs. You are not required to make any election, in which case you will automatically receive, in addition to the cash consideration, Gas Natural ADSs.

☐    All Gas Natural ADSs                ☐     All Gas Natural ordinary shares

SIGN HERE

Signature

Please Print Name

Address

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

* Unless otherwise indicated, you are deemed to have instructed us to tender all Endesa ADSs held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.

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